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                                                                       Exhibit 5

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT is entered into as of March 17, 1995 between Resource Recycling Technologies, Inc., a Delaware corporation (the "Employer"), and Lawrence J. Schorr, a resident of the State of New York (the "Employee").

     1. On the terms and conditions hereinafter set forth, Employer employs Employee and Employee accepts such employment.

     2. The term of this Agreement shall be for a period of two (2) years beginning at the Effective Time as such term is defined in the Agreement and Plan of Merger dated March 17, 1995 (the "Merger Agreement") among Waste Management, Inc., WMI Acqusition Sub, Inc., and Employer ("Initial Period of Employment") and shall continue on an at-will basis thereafter (collectively the "Term of Employment"), subject to the provisions of Paragraph 6. If the Merger Agreement is terminated for any reason, this Agreement shall not become effective and shall be deemed to be null and void. Upon the effectiveness of this Agreement at the Effective Time, the Employment Agreement dated as of October 3, 1988, as amended by amendment No. 1 thereto dated as of May 6, 1991, between the Employer (formerly known as Resource Recovery Technologies, Inc.) and the Employee shall be terminated.

     3. The general scope of Employee's employment shall be to serve in a management capacity for Employer and to perform such other duties in accordance therewith as Employer may request.

     4. During the Term of Employment, Employee shall devote his full time and use his best efforts to advance the business and welfare of Employer, its subsidiaries and affiliates, and to discharge any other management duties assigned to him hereafter. He shall not intentionally take any action against the best interests of Employer or of any subsidiary or affiliate of Employer. He shall perform faithfully and competently such management duties as may be assigned to him hereunder.

     5. Employer agrees to pay or cause to be paid to Employee for his services hereunder during the Term of Employment a salary at the rate of two hundred eighty thousand dollars ($280,000) per year (the "Base Salary") so long as Employee continues in the employment of Employer hereunder, payable in installments at least as frequently as monthly and subject to the usual payroll deductions. Employee shall be entitled to the same employee benefits as other similarly situated management employees of Waste Management, Inc. and its subsidiaries in the Philadelphia metropolitan area, except that Employee shall be entitled to the grant of options to purchase common stock of WMX Technologies, Inc. with a value equal, for the 1995 and 1996 calendar years (prorated for 1995), to 100 percent of the Base Salary, in accordance with the option program in which employees of Waste Management, Inc. participate.

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6.   (a)  During the Initial Period of Employment, this Agreement may be terminated by Employer only as follows:


               (1)  Upon the death of Employee;


               (2) If Employee for any reason becomes unable to carry out all or substantially all of his duties and remains so incapacitated for a period of six months or more; or


               (3) For cause, upon (a) (i) any fraud or felonious conduct by the Employee, or (ii) embezzlement or misappropriation of funds or property of the Employer by the Employee, in the case of each of
               (a)(i) and (ii), upon written notice to the Employee specifying the cause for termination; or (b) (i) any material breach of this Agreement by the Employee, (ii) gross negligence by the Employee, or (iii) the Employee's material failure to discharge the duties required hereunder or consistent refusal to perform, or willful misconduct in the performance of his duties and obligations, in the case of each of (b)(i), (ii), and (iii), after written notice to the Employee specifying the cause for termination and the passage of not less than thirty (30) days after such notice, during which time the Employee shall have the right to respond to the Employer's notice and cure the breach or other event giving rise to the termination.

          (b) After the Initial Period of Employment, this Agreement may be terminated by either party with or without cause upon 90 days notice.

     7. Employer may not relocate the Employee to a geographic location other than Binghamton (Vestal), New York during the Term of Employment without the Employee's prior written consent unless any such relocation has a legitimate business purpose and Employer pays in the first instance or reimburses Employee for all of Employee's reasonable relocation expenses.

     8. Employer may direct that Employee's duties hereunder be performed for and the compensation of Employee hereunder be paid by, and Employer may assign this Agreement in its entirety to, one or more of Employer's subsidiaries or affiliates. If Employer is consolidated with or merged into, or if all or a part of its assets are transferred to, another corporation carrying on all or a substantial part of the business of Employer, this Agreement may be assigned to such successor. Neither the Guarantee of this Agreement provided by Waste Management, Inc., nor the provisions of Paragraph 7 of this Agreement prohibiting the relocation of the Employee, shall be modified or affected by any such assignment.

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     9. Employee acknowledges that his promised services hereunder are of special, unique, unusual and extraordinary character which gives them peculiar value, the loss of which cannot adequately be compensated in damages in an action at law, and Employee further acknowledges that in his employment hereunder he will be making use of, acquiring and adding to confidential information of special and unique value relating to such matters as lists of customers of Employer, its subsidiaries and affiliates and costs of providing the offered services. In addition to and not in limitation of any other restrictive covenants which may be binding upon Employee, Employee agrees that he will not (except for the benefit of or with the written consent of Employer, its successors or assigns):

     (a) During or after the Term of Employment, disclose any of said information to any person, firm or corporation for any purpose whatsoever, unless disclosure is required by law; or

     (b) During the Term of Employment, or within two years thereafter in any geographical area in which duties have at any time been assigned to him hereunder during the Term of Employment, engage (as an individual or as a stockholder, trustee, partner, financier, agent, employee or representative of any person, firm, corporation or association), or have any interest, direct or indirect, in any business in competition with the business of Employer; provided that this paragraph shall not prevent the Employee from acquiring and holding shares of stock of WMX Technologies, Inc. and not to exceed two percent (2%) of the outstanding shares of stock of any other corporation which engages in such a competitive business if such shares are available to the general public on a national securities exchange.

     10. In the event of a breach of any covenant contained in Paragraph 9 of this Agreement, Employer shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law or equity.

     11.  Employee agrees that:

     (a) He will assign to Employer any improvements, inventions or discoveries conceived or reduced to practice by him during the Term of Employment and related to the business of Employer or any of its subsidiaries or affiliates;

     (b) He will execute all papers and perform all acts which Employer deems necessary or advisable for the preparation, prosecution, issuance, procurement or maintenance of patent applications and patents of the United States or foreign countries for said improvements, inventions or discoveries;

     (c) He will execute any and all papers and documents which shall be required or necessary to vest title in Employer to said improvements, inventions, discoveries, patent applications and patents; and

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     (d) All models, drawings, memoranda and other materials or records made or used by Employee in connection with his duties shall be the property of Employer and shall be left with Employer at the termination of the Term of Employment.

     12. The provisions of paragraphs 9, 10 and 11 hereof shall survive the termination of this Agreement.

     13. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.


                                    RESOURCE RECYCLING
                                      TECHNOLOGIES, INC.

EMPLOYEE
                                    By: /s/ Andrew T. Dwyer
                                       ________________________________
                                       [Name] Andrew T. Dwyer
                                             __________________________
/s/ Lawrence J.Schorr                          Chairman
________________________________
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